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                                            VAN KAMPEN AMERICAN CAPITAL

                                   ---------------------------------------------

September 12, 1995

Dear Van Kampen American Capital Utilities Income Fund Shareholder:

Early last month you were sent a Proxy Statement/Prospectus dated August 2, 1995 regarding your Fund's upcoming shareholder meeting. This letter amends that Proxy Statement/Prospectus. At a recent meeting, the Board of Trustees of the Van Kampen American Capital Utilities Income Fund ("AC Fund") approved an amendment to the AC Fund's Declaration of Trust which authorizes trustees of the AC Fund to remove trustees with or without cause upon the act of two-thirds of the trustees. The shareholder meeting of your Fund scheduled for September 15, 1995 will be adjourned until September 21, 1995 to allow you sufficient time to consider this change, which is described in more detail below.

       The section of the Proxy Statement/Prospectus captioned "Description of Securities to be Issued -- Voting Rights of Shareholders" states the Declaration of Trust of the Van Kampen American Capital Utility Fund ("VK Fund") and the AC Fund are substantially identical, except that the Declaration of Trust of the VK Fund permits the VK Board or shareholders to remove a trustee of the VK Fund with or without cause by the act of two-thirds of such trustees or shareholders, whereas the Declaration of Trust of the AC Fund permits (i) the removal of a trustee with cause by the act of two-thirds of the trustees and
       (ii) shareholders holding a majority of the shares of each series outstanding to remove a trustee with or without cause. The AC Fund Board of Trustees has amended the AC Fund Declaration of Trust to authorize the trustees of the AC Fund to remove trustees with or without cause upon the act of two-thirds of the trustees. The effect of this amendment is to substantially conform the provisions of the VK Fund and AC Fund Declarations of Trust relating to the removal of trustees.

       Also at the Board meeting, Linda Heagy was appointed to the Boards of Trustees of the AC Fund and the VK Fund and Richard Caruso was removed from the Boards of Trustees of the AC Fund and the VK Fund. Additional information regarding Linda Heagy's business experience has been added to each Fund's Statement of Additional Information.

IF YOU HAVE VOTED AND NO NOT WANT TO CHANGE YOUR VOTE, NO ACTION IS REQUIRED. However, if you have not voted or would like to change your vote, we have enclosed a new proxy card for your convenience. Please sign, date and return the proxy card in the enclosed postage-paid envelope.

Should you need a Proxy Statement/Prospectus for review, please contact Van Kampen American Capital Investor Services Department at 1-800-421-5666 between the hours of 7:00 a.m. and 7:00 p.m. Central time. We appreciate your time and careful consideration.

Van Kampen American Capital Utilities Income Fund
Van Kampen American Capital Utility Fund

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